UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2014

AXIS CAPITAL HOLDINGS LIMITED
(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road
Pembroke, Bermuda HM 08
(Address of principal executive offices, including zip code)

(441) 496-2600
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.
On June 23, 2014, Jack Gressier, Chief Operating Officer of AXIS Capital Holdings Limited (the “Company”), provided notice to the Company of his voluntary resignation from his position effective June 30, 2015.

Also on June 23, 2014, in connection with Peter Wilson’s recent appointment as Chief Executive Officer of AXIS Insurance, Mr. Wilson and AXIS Specialty U.S. Services, Inc., a subsidiary of the Company, entered into an Employment Agreement (the “Agreement”). Under the terms of the Agreement, Mr. Wilson’s annual base salary will be no less than $800,000 and his incentive target under the Company’s non-equity incentive plan will be 125% of his annual base salary. He will also be eligible to participate in the Company’s 2013 Executive Long-Term Equity Compensation Program with an initial annual target share or unit award valued at $900,000. Mr. Wilson also will be entitled to participate in the employee benefit plans that the Company customarily makes available to its executive officers. The Agreement also includes severance arrangements in the event that Mr. Wilson’s employment is terminated upon his death or disability, by the Company for cause or without cause or by Mr. Wilson with good reason. The foregoing description of the Agreement is a summary only.

A copy of the press release dated June 23, 2014 announcing Mr. Gressier’s resignation is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of AXIS Capital Holdings Limited dated June 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2014

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Richard T. Gieryn, Jr.
Richard T. Gieryn, Jr.
General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of AXIS Capital Holdings Limited dated June 23, 2014